SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8
REGISTRATION STATEMENT

Under
The Securities Act of 1933

KONGZHONG CORPORATION

(Exact name of Registrant as specified in its charter)

Cayman Islands	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

35th Floor, Tengda Plaza
No. 168 Xizhimenwai Street
Beijing, China 100044

(+86-10) 8857-6000
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

KongZhong Corporation

2006 EQUITY INCENTIVE PLAN
(Full title of the plan)

CT Corporation System
111 Eighth Avenue

New York, New York 10011
(212) 664-1666
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Garth W. Bray, Esq.
Sullivan & Cromwell (Hong Kong) LLP
28th Floor, Nine Queen’s Road Central
Hong Kong
(852) 2826 8688

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the registration statement on Form S-8 (File No. 333-156640) (the “Registration Statement”), which was filed with the Securities and Exchange Commission on January 9, 2009 by KongZhong Corporation, a company established under the laws of the Cayman Islands (the “Registrant”). Under the Registration Statement, a total of 140,000,000 ordinary shares of the Registrant, par value $0.0000005 per share (“Ordinary Shares”) were registered for issuance of shares granted or to be granted pursuant to the Registrant’s 2006 Equity Incentive Plan (the “Plan”). This Post-Effective Amendment is being filed for the sole purpose of deregistering any unissued securities previously registered under the Registration Statement and issuable under the Plan.

On April 13, 2017, pursuant to the Agreement and Plan of Merger dated as of December 1, 2016, among the Registrant, Linkedsee Limited (“Parent”) and Wiseman International Limited (“Merger Sub”), a wholly owned subsidiary of Parent, Merger Sub was merged with and into the Registrant, with the Registrant being the surviving corporation resulting from the merger (the “Merger”). Upon completion of the Merger, all outstanding Ordinary Shares and American depositary shares of the Registrant and all outstanding and unexercised options to purchase Ordinary Shares pursuant to the Plan were cancelled.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. The Registrant hereby removes from registration, by means of this Post-Effective Amendment, any and all of the securities registered under the Registration Statement which remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 14, 2017.

KongZhong Corporation

By:	/s/ Leilei Wang
	Name:	Leilei Wang
	Title:	Director and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated as of April 14, 2017.

By:	/s/ Leilei Wang
	Name:	Leilei Wang
	Title:	Director and Chief Executive Officer (principal executive officer)

By:	/s/ Jay Chang
	Name:	Jay Chang
	Title:	Chief Financial Officer (principal financial officer)

By:	/s/ Yang Yang
	Name:	Yang Yang
	Title:	Senior Vice President (principal accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of KongZhong Corporation, has signed this Post-Effective Amendment in Newark, Delaware, on April 14, 2017.

By:	/s/ Donald J. Puglisi
	Name:	Donald J. Puglisi
	Title:	Managing Director